Exhibit 99.1

Anthera Pharmaceuticals Announces Update on Strategic Partnership Discussions for Blisibimod

HAYWARD, Calif., Oct. 1, 2014 /PRNewswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH) today confirmed it is engaged in potential partnership negotiations for blisibimod for both lupus and IgA nephropathy in territories outside the United States.

Anthera does not intend to communicate further regarding these discussions unless and until a definitive agreement is executed.  There can be no assurance that such a definitive agreement will be executed relating to any proposed partnership, or that any partnership will be approved or consummated.

"While we cannot be certain of the eventual outcome of our strategic discussions, our negotiations have reached a point where we believe it is important to hold off on further updates regarding the blisibimod clinical program," commented Paul F. Truex, President and CEO of Anthera.  "We will provide further information regarding the status of the blisibimod clinical program upon completion of these negotiations."

About Blisibimod

Anthera is developing blisibimod, a selective inhibitor of B-cell activating factor (BAFF), to explore its clinical utility in various autoimmune diseases including systemic lupus erythematosus (SLE) and IgA nephropathy. Blisibimod is a novel FC-fusion protein, or peptibody, and is distinct from an antibody. Anthera owns worldwide rights to blisibimod in all potential indications. BAFF, also known as BLyS (B lymphocyte stimulator), is a tumor necrosis family member and is critical to the development, maintenance and survival of B-cells. B-cells represent a critical component of human immune response to infection and other pathogens.  However, abnormal elevations of B-cells and BAFF may lead to an overactive immune response which may damage normal healthy tissues and organ systems. Multiple clinical studies with BAFF antagonists have reported the potential benefit of BAFF inhibitors in treating patients with lupus and rheumatoid arthritis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.